EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under caption “Experts” in Amendment No. 1 to Registration Statement on Form F-1 and related Prospectus of FreeSeas Inc. for the registration of 395,791 shares of its common stock and to the incorporation by reference therein of our report dated October 11, 2012, with respect to the consolidated financial statements of FreeSeas Inc. as of December 31, 2011 and 2010 and for the three years ended December 31, 2011, included in its Amended Annual Report on Form 20-F, filed with the Securities and Exchange Commission on October 16, 2012.

/s/ Sherb & Co., LLP

March 4, 2013

New York, NY